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                                                                   EXHIBIT 99.3



                                                          For Immediate Release
                                                                    May 3, 2005
                                                                       Contacts
                                                                    Jim Hausman
                                                                   704.722.2410
                                                                  Duane Johnson
                                                                   704.722.3231

           CT COMMUNICATIONS' BOARD EXTENDS STOCK REPURCHASE PROGRAM

CT Communications, Inc. (Nasdaq: CTCI) announced today that its Board of Directors approved the continuance of its stock repurchase program until April 28, 2006. The stock repurchase program allows for the repurchase, on the open market or through negotiated transactions, of up to one million shares of the Company's outstanding common stock during a twelve-month period from April 28, 2005 to April 28, 2006. As of February 28th, 2005, the record date for the Company's most recent Proxy Statement, there were 18,876,709 shares of the Company's common stock outstanding.

Under the repurchase program no shares will be knowingly repurchased from officers and directors of CT Communications or from persons who hold in excess of five percent of its outstanding shares of common stock. The repurchase plan is subject to SEC regulations, other applicable laws and restrictions imposed by the Board of Directors.


CT Communications, Inc. is headquartered in Concord, N.C. and is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance services, Internet and data services and wireless services.